EXHIBIT 11(a)(1)

BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC.
CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS.
REVISED SEPTEMBER 30, 2004

I.  Covered Officers/Purpose of the Code

This code of ethics (this “Code”) applies to the officers performing the functions of the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (each, a “Covered Officer,” and collectively, the “Covered Officers” whose names are set forth in Exhibit A) of the funds of the Bailard, Biehl & Kaiser Opportunity Fund Group, Inc. (each, a “Fund,” and collectively, the “Funds”). The purpose of this Code is to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified herein;

•	accountability for adherence to this Code; and

•	adherence to a high standard of business ethics and sensitivity to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Handling of Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s personal interest conflicts or interferes with the interests of a Fund or with his or her professional obligations to a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Fund.

Certain conflicts of interest arise out of the relationship between Covered Officers and the Funds and are subject to provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”) and the regulations thereunder that address conflicts of interest. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of the Fund. Each Fund's compliance programs and procedures, and those of its investment adviser (the “Investment Adviser”), are designed to prevent, or identify and correct, violations of such provisions. This Code does not, and is not intended to, duplicate, change or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and its Investment Adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers, in the normal course of their duties (whether formally for a Fund or for the Investment Adviser or for both), will be involved in establishing policies and implementing decisions that will have different effects on the Investment Adviser and a Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Fund and the Investment Adviser and is consistent with the performance by the Covered Officers of their duties as officers of a Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Board of Directors (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this Code or other codes of ethics.

Each Covered Officer must not:

•	use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer or a family member would benefit personally to the detriment of the Fund;

•	cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer or a family member rather than the benefit of the Fund;

•	use material non-public knowledge of portfolio transactions made or contemplated for a Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; or

•	Otherwise place his personal interest or that of a family member improperly before the interest of a Fund.

If a Covered Person has any question as to whether an action taken or proposed to be taken presents a conflict of interest prohibited by this Code, the Covered Officer shall consult with the Chief Compliance Officer of the Investment Adviser (the “Chief Compliance Officer”).

III.  Disclosure and Compliance

Each Covered Officer must:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

•	be familiar with the disclosure requirements generally applicable to a Fund;

•	not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund’s directors, committees of directors, and auditors, and to governmental regulators and self-regulatory organizations;

•	to the extent appropriate within the Covered Officer’s area of responsibility, consult with other officers and employees of the Funds and the Investment Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents a Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	assume responsibility for promoting compliance with the standards and restrictions imposed by applicable laws, rules and regulations regarding a Fund.

IV.  Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code (or thereafter as applicable, upon first becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read, and understands the Code;

•	annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of this Code;

•	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports made in good faith of violations or potential violations; and

•	notify the Chief Compliance Officer promptly if he or she knows of or has reason to anticipate any violation or potential violation of this Code by any Covered Officer. Failure to do so is itself a violation of this Code.

The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it. The Chief Compliance Officer has the authority to interpret this Code in any particular situation and with the consent of the Board grant waivers (as defined by the Instructions to Item 2 of Form N-CSR). The Chief Compliance Officer is authorized to consult, as appropriate, with the Chief Executive Officer of the Investment Adviser, counsel for the Funds, and other officers of the Investment Adviser in carrying out the responsibilities of the Chief Compliance Officer under this Code. However, the Chief Compliance Officer may not grant any waiver of this Code without first obtaining the approval of the Board.

Each Fund will follow the procedures set forth below in investigating possible violations and in enforcing this Code:

•	the Chief Compliance Officer will take all appropriate action to investigate any potential violations reported to the Chief Compliance Officer;

•	if, after such investigation, the Chief Compliance Officer concludes that no violation has occurred, no further action will be required of the Chief Compliance Officer;

•	the Chief Compliance Officer shall report annually to the Board regarding any investigations that the Chief Compliance Officer conducted and concluded no violation had occurred;

•	the Chief Compliance Officer will report to the Board any matter that the Chief Compliance Officer concludes might constitute a violation of this Code;

•	if the Board concludes that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Investment Adviser; or a recommendation of sanctions, including possibly to dismiss the Covered Officer; and in connection with the foregoing, the Board will consult, in its discretion with the Chief Compliance Officer, counsel to the Funds and/orthe Chief Executive Officer of the Investment Adviser;

•	the Board will be responsible for considering, approving and granting waivers of this Code brought to the Board by the Chief Compliance Officer, as appropriate;

•	the Chief Compliance Officer shall identify and document any waiver or implicit waiver (as defined by the Instructions to item 2 of form N-CSR) of this Code; and

•	each Fund will disclose, as provided by SEC rules, any changes to or waivers (including implicit waivers) of this Code.

V.  Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds or the Funds’ Investment Adviser, administrator, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code.

VI.  Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the independent directors.

VII.  Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law, regulation, or this Code, such matters shall not be disclosed to anyone other than: the Board, counsel for the Funds, the appropriate Fund, the Investment Adviser, the Chief Compliance Officer and the officers of the Investment Adviser with whom the Chief Compliance Officer consults.

VIII.  Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Date: November 19, 2003, amended September 30, 2004

Exhibit A

COVERED OFFICERS

Peter M. Hill    Chairman (Principal Executive Officer)

Barbara V. Bailey    Treasurer (Principal Financial and Accounting Officer)

BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC.

PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS ACKNOWLEDGEMENT FORM

I acknowledge that I have received and read and that I understand the Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) adopted by the Board of Directors on October ___, 2003.

Furthermore, I understand that it is my responsibility to comply with the Code and any revisions made to it. I hereby acknowledge that I have complied with the requirements of the Code since its adoption or since the date of my most recent acknowledgement of my compliance with the Code.

COVERED OFFICER’S NAME (printed):

COVERED OFFICER’S SIGNATURE:

DATE: